UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2015

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 300 Park Center I

6100 Oak Tree Boulevard

Independence, Ohio 44131

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On May 17, 2015, GrafTech International Ltd. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Parent”), and Athena Acquisition Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), pursuant to which, among other things, Parent has agreed to make a cash tender offer (the “Offer”) to purchase any and all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a purchase price of $5.05 per Share in cash (the “Offer Price”). Parent and Acquisition Sub are indirect wholly owned subsidiaries of Brookfield Capital Partners Ltd. (“Brookfield”).

The Offer is expected to commence on May 26, 2015. Unless the Offer is extended in accordance with the Merger Agreement, the Offer will expire at midnight, New York Time, on July 7, 2015. Parent’s obligation to accept for payment and pay for Shares, is subject to various conditions, including satisfaction of applicable antitrust and other regulatory approval requirements and a condition (the “Minimum Condition”) that there be validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares that, together with the Shares then owned by Brookfield and its controlled affiliates (including Shares issuable upon the conversion of the Preferred Stock (as defined below) to be issued to Parent pursuant to the Investment Agreement (as defined below)), would represent at least 30% of the then outstanding Shares plus the Shares issuable upon conversion of the Preferred Stock. Assuming consummation of the transactions contemplated by the Investment Agreement prior to the expiration of the tender offer, as of the date hereof, satisfaction of the Minimum Condition would require the tender of approximately 15% of the currently outstanding Shares. There is no financing condition to the obligations to consummate the Offer.

Pursuant to the Merger Agreement, if Shares validly tendered and not withdrawn in the Offer, together with the Shares then owned by Brookfield and its controlled affiliates (including Shares issuable upon conversion of the Preferred Stock, represent at least 80% of the then outstanding Shares plus the Shares issuable upon conversion of the Preferred Stock (the “Merger Condition”), Parent will transfer the Preferred Stock held by Parent to Acquisition Sub, Acquisition Sub (instead of Parent) will accept the Shares for purchase in the Offer and Acquisition Sub will merge with and into the Company, the separate corporate existence of Acquisition Sub will cease and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Assuming consummation of the transactions contemplated by the Investment Agreement prior to the expiration of the tender offer, as of the date hereof, satisfaction of the Merger Condition would require the tender of approximately 75% of the currently outstanding Shares. If the Merger Condition is satisfied, each Share that is not tendered and accepted pursuant to the Offer (other than cancelled shares, dissenting shares and shares held by the Company’s subsidiaries or Parent’s subsidiaries (other than Acquisition Sub)) will thereupon be cancelled and converted into the right to receive cash consideration in an amount equal to the Offer Price. The Merger Agreement contemplates that the Merger would be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) pursuant to which no stockholder vote will be required to consummate the Merger.

Under the terms of the Merger Agreement, each Company stock option outstanding at the effective time of the Merger, whether vested or unvested or exercisable or unexercisable, will be cancelled and converted into the right to receive (without interest) an amount in cash (less applicable tax withholdings) equal to the product of the Offer Price (less the per share exercise price of such Company stock option) and the aggregate number of Shares that were issuable upon exercise of the option immediately prior to the effective time of the Merger. Under the terms of the Merger Agreement, each Company restricted stock unit outstanding at the effective time of the Merger, whether vested or unvested, will be cancelled and converted into the right to receive (without interest) an amount in cash, equal to the product of the Offer Price and the number of Shares subject to the cancelled restricted stock unit (with the number of shares subject to each outstanding restricted stock unit subject to performance-based vesting criteria being determined based on target level of achievement of applicable performance goals) immediately prior to the effective time of the Merger.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent and Acquisition Sub. Until the earlier of the termination of the Merger Agreement and the initial acceptance for payment by Parent or Acquisition Sub, as applicable, of Shares, the Company has agreed to operate its business and the business of its subsidiaries in the ordinary course consistent with past practice and has agreed to certain other operating covenants, as set forth more fully in the Merger Agreement. The Company also agreed to cooperate as is reasonably necessary to assist Parent in commencing the Offer, including providing all information necessary to be included in the documentation for the Offer. The Company has agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) a Solicitation/Recommendation Statement on Schedule 14D-9 and a Transaction Statement on Schedule 13E-3 concurrently with the filing of a Schedule TO by Parent and Acquisition Sub.

The Merger Agreement contains a 35 day go-shop period, which commences on the date of the Merger Agreement and may be extended for 15 days if the Company receives an alternative acquisition proposal during the initial period (as may be extended, the “Go-Shop Period”). Following the Go-Shop Period, the Company is subject to standard exclusivity and non-solicitation covenants, subject to customary exceptions that would permit the Company to respond to a bona fide, written and unsolicited offer that either constitutes or is reasonably expected to lead to a proposal that is more favorable, from a financial point of view, to the holders of Shares than the Offer and the Merger (a “Superior Proposal”), if the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that a failure to do so would be inconsistent with the Board’s fiduciary duties. The Board may change its recommendation in favor of the Offer and the Merger or terminate the Merger Agreement in order to enter into a definitive agreement for such Superior Proposal if the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that a failure to do so would be inconsistent with the Board’s fiduciary duties; provided, that prior to such change in recommendation or termination, Parent has the right to propose adjustments to the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. If the Company terminates the Merger Agreement to enter into an agreement for a Superior Proposal, the Company would be required to pay to a designee of Parent a $7.5 million termination fee if such termination occurs during the Go-Shop Period, or a $20 million termination fee if such termination occurs after the Go-Shop Period.

Amended and Restated Stockholder Rights Agreement

The Merger Agreement contains a form of Amended and Restated Stockholder Rights Agreement (the “Amended and Restated Stockholder Rights Agreement”), which will be executed by the Company and Parent if the number of Shares tendered and accepted for payment pursuant to the Offer is equal to or greater than the Minimum Condition but less than the Merger Condition. The Amended and Restated Stockholder Rights Agreement is intended to amend and restate the Stockholder Rights Agreement that the Company and Parent agreed to enter into upon the closing of the previously announced Investment Agreement, dated May 4, 2015, between the Company and Parent (the “Investment Agreement”).

Pursuant to the Amended and Restated Stockholder Rights Agreement, Parent and its permitted transferees holding a majority of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) (excluding any shares of Series A Preferred Stock issued upon conversion of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock,” and, together with the Series A Preferred Stock, the “Preferred Stock”)) issued pursuant to the Investment Agreement and/or Shares issuable or actually issued upon conversion of the Series A Preferred Stock (the “Original Preferred Shares”), would have the right to designate two members (“Holder Designees”) for election to the Board for so long as Parent and its permitted transferees own at least 75% of the Original Preferred Shares. Parent and its permitted transferees would have the right to appoint one such member of the Board for so long as such holders own at least 25%, but less than 75%, of the Original Preferred Shares. In addition, if and for so long as Parent and its affiliates own at least 35% of the outstanding Shares, on a fully diluted, as-converted basis, Parent would have the right to designate for nomination to the Board the number of directors (“Initial Stockholder Designees”) (rounded down to the nearest whole number) that is (i) proportionate to the aggregate percentage ownership of Parent and its affiliates less (ii) the number of Holder Designees.

In addition, for so long as at least 25% of the Original Preferred Shares remain outstanding, the Company would not increase the size of the Board to more than 11 members without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

The Amended and Restated Stockholder Rights Agreement also provides that, for so long as Parent, its permitted transferees and affiliates own 25% or more of the Preferred Stock, such holders would have preemptive rights with respect to equity offerings to enable the holders to maintain their proportionate equity ownership interests, subject to certain exceptions. In addition, the Amended and Restated Stockholder Rights Agreement would prohibit Parent, its permitted transferees and affiliates from selling or transferring any of the Preferred Stock to any competitor, key supplier or vendor of the Company.

Pursuant to the Amended and Restated Stockholder Rights Agreement, for so long as (i) an Initial Stockholder Designee is on the Board, (ii) a Holder Designee is on the Board and Parent and its affiliates hold a majority of the Original Preferred Shares or (iii) the aggregate percentage ownership of Parent and its affiliates of outstanding Shares is equal to or greater than 35%, and in each case for a six (6) month period thereafter (the “Standstill Period”), Parent and its affiliates would be subject to a standstill provision which would prohibit Parent and its affiliates from, among other things, acquiring any additional Shares for 90 days following the closing of the Tender Offer, thereafter acquiring additional Shares that would increase the beneficial ownership of Parent and its affiliates in the Company to more than forty-five (45%) of the outstanding Shares (any such shares, “Additional Shares”), the making of or participating in the solicitation of proxies (other than in accordance with the Board’s recommendation), the initiation of stockholder proposals and the acquisition of, or public offer to acquire, any of the assets of the Company or its affiliates, without the Board’s prior approval.

Pursuant to the Amended and Restated Stockholder Rights Agreement, for so long as Parent has Board designation rights, it will, and will cause its affiliates to, vote all Shares and Shares underlying the Preferred Stock in favor of election of each of the Board’s nominees for election at any special or annual stockholder meeting. If Parent or its affiliates acquire Additional Shares, Parent will, and will cause its affiliates, to vote such Additional Shares, either in proportion to the votes of all stockholders entitled to vote (other than Parent and its Affiliates) or in accordance with the recommendation of a majority of the non-designated Directors.

Pursuant to the Amended and Restated Stockholder Rights Agreement, other than for arm’s-length transactions approved by the Board’s Audit and Finance Committee, transactions between the Company and Parent and/or its affiliates would require approval of either (i) a majority of the Company’s directors not appointed by Parent or its affiliates or permitted transferees or (ii) holders of a majority of the outstanding Shares (excluding Shares held by Purchaser and/or its affiliates).

Limited Guarantee

Concurrently with the execution of the Merger Agreement, Brookfield Capital Partners IV L.P. (“Capital Partners”) delivered a limited guarantee (the “Limited Guarantee”) in favor of the Company, pursuant to which Capital Partners guaranteed the payment, performance and discharge of the obligations of Parent and Acquisition Sub under the Merger Agreement until the Limited Guarantee is terminated pursuant to its terms.

Support Agreement

Concurrently with the execution of the Merger Agreement, Nathan Milikowsky, a member of the Board and a stockholder of the Company, and his affiliates entered into a Tender and Support Agreement (the “Support Agreement”) with Parent and Acquisition Sub, pursuant to which, among other things, they agreed to tender all of their Shares in the Offer and take certain other actions in furtherance of the Merger. The Support Agreement will terminate automatically upon (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the acquisition by Parent of all of the Shares owned by Mr. Milikowsky and his affiliates, (iv) any modification or amendment to the Merger Agreement that adversely effects the consideration payable to the Company’s stockholders or (v) the Board’s approval, endorsement or recommendation of a Superior Proposal.

The foregoing descriptions of the Merger Agreement, the Amended and Restated Stockholder Rights Agreement, the Limited Guarantee and the Support Agreement do not purport to be complete and are qualified in their entirety by reference to Merger Agreement, the Amended and Restated Stockholder Rights Agreement, the Limited Guarantee and the Support Agreement, copies of which are filed as exhibits to this Current Report on Form 8-K.

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This Report is not an offer to buy nor a solicitation of an offer to sell any shares of common stock of GrafTech. The solicitation and the offer to buy shares of common stock of GrafTech will be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Purchaser intends to file with the SEC. In addition the Company intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Stockholders will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the tender offer and, if applicable, the merger, free of charge at the website of the SEC at www.sec.gov, and from any information agent named in the tender offer materials. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors Relations” section of the Company’s website at www.graftech.com. STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING ANY SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND, IF APPLICABLE, THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY, PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO ANY POTENTIAL TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF ANY POTENTIAL TENDER OFFER.

Forward-Looking Statements

This report may contain forward-looking statements about such matters as: the proposed tender offer and merger, the conditions to consummation thereof, the terms thereof and related matters; a proposed issuance of convertible preferred stock, the conditions to consummation of such potential issuance, the terms of any such potential issuance and stock, the use of proceeds and related matters; the effects of such proposed issuance, tender offer and merger under our equity award and benefit plans and agreements or our credit agreement, senior notes or senior subordinated notes; our outlook for 2015; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; cost, inventory and supply-chain management; rationalization and related activities; the impact of rationalization, product line changes, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors’ or customers’ operations; future prices and demand for our products; product quality; diversification, new products and product improvements and their impact on our business; the integration or impact of acquired businesses; investments, acquisitions, asset sales or divestitures that we may make in the future; possible financing or refinancing (including factoring and supply-chain financing) activities; our customers’ operations, order patterns and demand for their products; the impact of customer bankruptcies; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; legal proceedings and antitrust investigations; our liquidity and capital resources, including our obligations under our senior subordinated notes that mature in November 2015 ; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: failure to satisfy the conditions contained in the definitive agreements relating to the proposed issuance, tender offer and merger to consummation thereof, including due to material adverse changes affecting the Company or its prospects or failure to obtain regulatory approvals; litigation in relation to such transactions; events of default occurring or repurchase obligations arising under our credit agreement, senior notes or senior subordinated notes related to the proposed tender offer and merger, or otherwise (including by reason of cross default provisions thereunder); downgrades in the ratings of our senior notes and the requirement to repurchase the senior notes that could arise as a result thereof; restrictions on the conduct of our business in the ordinary course due to provisions under such definitive agreements; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply-chain management; limitations or delays on capital expenditures; business interruptions, including those caused by weather, natural disaster or other causes; delays or changes in, or non-consummation of, proposed or planned asset sales, divestitures, investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain new or refinance existing financing on acceptable terms, or at all; adverse changes in labor relations; adverse developments in legal proceedings or antitrust or other investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product-line changes or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases; graphite-electrode and needle-coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite-electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income-tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency-exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over fiscal or monetary policies or conditions in the U.S., Europe, China or elsewhere; changes in fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.

Item 8.01.	Other Events.

Press Release

On May 18, 2015, the Company issued a press release announcing that the Company entered into the Merger Agreement. A copy of such press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: May 18, 2015	By:	/s/ John D. Moran
John D. Moran Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger (with form of Amended and Restated Stockholder Rights Agreement attached)

10.1	Limited Guarantee

10.2	Tender and Support Agreement

99.1	Press Release